Exhibit 99.1

Heritage Reports First Quarter 2019 Results

Clearwater, FL – May 6, 2019: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported first quarter 2019 financial results.

First Quarter 2019 Highlights

•	Net income was $7.0 million, or $0.24 per diluted share. Investment gains contributed approximately $0.8 million* to net income, or $0.03 per diluted share.

•	Gross premiums written were $210.3 million, up 2.9% year-over-year, including 6.6% growth outside Florida and 0.1% growth in Florida.

•

Began writing personal residential business in Virginia and launched commercial residential product in New Jersey. Heritage is now actively writing personal residential business in twelve states (licensed in fifteen).

•	Favorable prior year reserve development of $0.6 million, representing third consecutive quarter of favorable development.

•	Net current accident year catastrophe losses of $15.0 million, including $10.2 million for Brevard County, FL hailstorm.

•

Repurchased 347,740 shares for $5.0 million at a 3% discount to first quarter 2019 book value per share, resulting in total capital returned to shareholders of $6.8 million in the quarter, including $0.06 per share regular quarterly dividend.

•

As previously disclosed, paid down $10.0 million of revolving credit facility debt and repurchased an incremental $5.8 million principal amount of convertible notes ($23.4 million principal amount of convertible notes remain outstanding with third parties), taking the debt-to-capital ratio to 24.1%, down 10.7 points year-over-year and 2.7 points sequentially.

Bruce Lucas, the Company’s Chairman and CEO, said, “In the first quarter, we continued to diversify our footprint outside Florida, with personal residential Tri-County, Florida TIV now representing just 5.2% of consolidated property TIV, a 1.2-point year-over-year reduction. We applaud the Florida legislature for passing much-needed reforms, which should help reduce abusive practices in the state. The first quarter represents our third consecutive quarter of favorable prior year reserve development, demonstrating that our thorough reserving review in the second quarter of 2018 is bearing fruit. We’re off to a solid start in 2019 – our organic growth turned positive, as we continue to gain traction across our fifteen-state footprint despite our exposure reduction actions in southeast Florida, and, our core underwriting operation remained profitable even though we sustained $15.0 million of retained catastrophe losses.”

*Assumes investment gains of $1.0 million were taxed at prevailing statutory rates of applicable jurisdictions.

Results of Operations

The following table summarizes our results of operations for the three months ended March 31, 2019 and 2018 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended March 31,
	2019	2018	Change
Total revenues	$118,261	$112,026	6%
Net Income	$6,964	$14,829	(53)%
Per Share	$0.24	$0.55	(57)%
Book value per share	$14.78	$15.09	(2)%
Return on equity	6.5%	15.4%	(9	)pts
Underwriting summary
Gross premiums written	$210,348	$204,366	3%
Gross premiums earned	$228,590	$227,163	1%
Ceded premiums	$(118,899)	$(121,055)	(2)%
Net premiums earned	$109,691	$106,108	3%
Ceded premium ratio	52.0%	53.3%	(1	)pts
Ratios to Net Premiums Earned:
Loss ratio	56.6%	50.0%	7	pts
Expense ratio	40.7%	32.2%	9	pts
Combined ratio	97.3%	82.2%	15	pts

Ratios

Ceded premium ratio. Our ceded premium ratio represents ceded premiums earned as a percentage of gross premiums earned.

Net loss ratio. Our net loss ratio represents net losses and loss adjustment expenses (LAE) as a percentage of net premiums earned.

Net expense ratio. Our net expense ratio represents policy acquisition costs (PAC) and general and administrative expenses (G&A) as a percentage of net premiums earned. Ceding commission income is reported as a reduction of policy acquisition costs and G&A expenses.

Net combined ratio. Our net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is the key measure of underwriting performance traditionally used in the property and casualty insurance industry. A net combined ratio under 100% generally reflects profitable underwriting results.

Quarterly Financial Results

First quarter 2019 net income was $7.0 million compared to $14.8 million in the prior year quarter. The decrease primarily reflects a higher net expense ratio stemming from the favorable impact of NBIC-related purchase accounting on the prior year quarter and a higher net loss ratio.

Gross premiums written were $210.3 million in first quarter 2019, up 2.9% from $204.4 million in the prior year quarter. The increase reflects better diversification, as premiums grew 6.6% outside Florida, but only 0.1% in Florida. Premiums-in-force were $930.1 million, up 0.7% year-over-year, including 4.7% growth outside Florida and a 2.4% decline in Florida. Sequentially, premiums-in-force increased 0.7%, including 1.8% growth outside Florida and a 0.3% decline in Florida.

Gross premiums earned were $228.6 million in first quarter 2019, up 0.6% from $227.2 million in the prior year quarter. The increase stems from the same items impacting gross premiums written.

The ceded premium ratio was 52.0% in first quarter 2019, down 1.3 points from 53.3% in the prior year quarter. The decrease is attributable to NBIC-related reinsurance synergies and a decline in NBIC’s gross quota share reinsurance program from 18.8% to 8.0%, partly offset by an increase in NBIC’s net quota share program from 49.5% to 52.0%.

The net loss ratio was 56.6% in first quarter 2019, up 6.6 points from 50.0% in the prior year quarter. The increase relates to higher current accident quarter net losses and LAE, partly offset by better reserve development and a lower ceded premium ratio.

The net expense ratio was 40.7% in first quarter 2019, up 8.5 points from 32.2% in the prior year quarter. The increase primarily stems from the favorable impact of NBIC-related purchase accounting on the prior year quarter and reduced ceding commission income in the current year quarter associated with a reduction to NBIC’s overall quota share reinsurance programs, partly offset by a lower ceded premium ratio.

The net combined ratio was 97.3% in first quarter 2019, up 15.1 points from 82.2% in the prior year quarter. The increase stems from higher net loss and expense ratios, as described above.

Book Value Analysis

Book value per share decreased 2.1% year-over-year to $14.78 at March 31, 2019, reflecting Heritage’s previously disclosed December 2018 refinancing transactions, but increased 2.4% sequentially, reflecting first quarter 2019’s profitability.

	As Of
Book Value Per Share	March 31, 2019	December 31, 2018	March 31, 2018
Numerator:
Common stockholders’ equity	$435,087	$425,333	$388,893

Denominator:
Total Shares Outstanding	29,432,217	29,477,756	25,769,806

Book Value Per Common Share	$14.78	$14.43	$15.09

Conference Call Details:

Tuesday, March 7, 2019 – 8:30 a.m. EDT

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

(unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Fixed maturities, at fair value	527,940	$509,649
Equity securities, at fair value	17,375	16,456
Other investments	21,693	—

Total investments	567,008	526,105
Cash and cash equivalents	279,720	250,117
Restricted cash	12,257	12,253
Accrued investment income	4,618	4,468
Premiums receivable, net	55,096	57,000
Reinsurance recoverable on paid and unpaid claims	263,266	317,930
Prepaid reinsurance premiums	161,015	233,071
Income taxes receivable	365	35,586
Deferred policy acquisition costs, net	69,883	73,055
Property and equipment, net	21,317	17,998
Intangibles, net	74,757	76,850
Goodwill	152,459	152,459
Other assets	15,232	11,821

Total Assets	$1,676,993	$1,768,713

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$404,484	$432,359
Unearned premiums	454,225	472,357
Reinsurance payable	114,263	166,975
Long-term debt, net	132,176	148,794
Deferred income tax	5,967	7,705
Advance premiums	27,892	20,000
Accrued compensation	7,752	9,226
Accounts payable and other liabilities	95,147	85,964

Total Liabilities	$1,241,906	$1,343,380

Stockholders’ Equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized, 30,013,018 shares issued and 29,432,217 outstanding at March 31, 2019 and 30,083,559 shares issued and 29,477,756 outstanding at December 31, 2018	3	3
Additional paid-in capital	328,937	325,292
Accumulated other comprehensive loss	(564)	(6,527)
Treasury stock, at cost, 7,562,537 shares at March 31, 2019 and 7,214,797 shares at December 31, 2018	(94,196)	(89,185)
Retained earnings	200,907	195,750

Total Stockholders’ Equity	435,087	425,333

Total Liabilities and Stockholders’ Equity	$1,676,993	$1,768,713

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(Amounts in thousands, except share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2019	2018
REVENUES:
Gross premiums written	$210,348	$204,366
Change in gross unearned premiums	18,242	22,797

Gross premiums earned	228,590	227,163
Ceded premiums	(118,899)	(121,055)

Net premiums earned	109,691	106,108
Net investment income	3,672	3,302
Net realized gains (losses)	1,024	(227)
Other revenue	3,874	2,843

Total revenues	118,261	112,026
EXPENSES:
Losses and loss adjustment expenses	62,139	53,091
Policy acquisition costs	26,020	12,187
General and administrative expenses	18,604	21,931

Total expenses	106,763	87,209

Operating income	11,498	24,817
Interest expense, net	2,117	4,820
Other non-operating (income)/loss, net	48	—

Income before income taxes	9,333	19,997

Provision for income taxes	2,369	5,168

Net income	$6,964	$14,829

OTHER COMPREHENSIVE INCOME
Change in net unrealized gains (losses) on investments	8,036	(6,478)
Reclassification adjustment for net realized investment losses	335	227
Income tax (expense) benefit related to items of other comprehensive income	(2,408)	1,823

Total comprehensive income	$12,927	$10,401

Weighted average shares outstanding
Basic	29,540,514	25,727,553

Diluted	29,544,563	26,732,019

Earnings per share
Basic	$0.24	$0.58
Diluted	$0.24	$0.55

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company headquartered in Clearwater, Florida. Through its insurance subsidiaries and a large network of experienced agents, the Company writes over $900 million of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to (i) expected positive financial effects in the first quarter of 2019, expected decline in business in Florida, (iii) anticipated continued improvement in our loss trends, (iv) developmdnt of losses from Brevard storm, (v) seasonality of income and expectations that the fourth quarter will be the strongest income quarter, and (vi) expected positive impact of geogrpaic diversification. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: our ability to comply with our obligations under the new credit facilities, including the financial and other covenants contained therein, the success of the Company’s marketing initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to grow our business outside of Florida; our ability to obtain regulatory approval for requested rate changes and new licenses, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission on March 12, 2019. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Arash Soleimani, CFA, CPA

Executive Vice President

727.871.0206

Email: asoleimani@heritagepci.com